Exhibit 10.2

ADDENDUM to EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”), dated as of July 15, 2008, by and between Document Capture Technologies, Inc., a Delaware corporation with principal executive offices at 1772 Technology Drive, San Jose, California 95110 (hereinafter referred to as the “Company”), and David Clark, an individual residing at 13465 Southfields Road, Wellington, Florida 33414 (hereinafter referred to as “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee are parties to an Employment Agreement dated April 26, 2005 (the “Original Agreement”) and two Addenda to the Employment Agreement dated January 18, 2008 and February 26, 2008 (the “Addenda” and together with the Original Agreement, the “Employment Agreement”);

WHEREAS, the Company desires to amend the Employment Agreement to (i) extend the term of the Employment Agreement through December 31, 2010; (ii) adjust Mr. Clark’s base salary in order to reflect his current role with the Company; (iii) add an arbitration provision to the “Termination by Employer” section of the Employment Agreement; (iv) change the geographic location provision of the “Termination by Employee” section of the Employment Agreement; and (v) change the definition of Severance Payment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Employment Agreement. Capitalized terms amended hereby shall affect the remainder of the Employment Agreement.

2. Section 2(a) of Employee’s Employment Agreement is amended to read as follows:

a. Subject to Section 9 and Section 10 below, the term of this Agreement shall expire on December 31, 2010 (the “Term”). The Term of this Agreement shall be automatically extended for additional one (1) year periods, unless either party notifies the other in writing at least ninety (90) days prior to the expiration of the then existing Term of its intention not to extend the Term. During the Term, Employee shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates.

3. Section 4(a)(i) of the Employment Agreement is amended to read as follows:

(i) Employee shall be paid a base pay of $200,000 per year during the Term of this Agreement. Employee shall be paid periodically in accordance with the policies of the Employer during the term of this Agreement, but not less than monthly.

4. Section 9(a) of the Employment Agreement is amended to read as follows:

(i) Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, "Cause" shall mean (A) Employee's misconduct as could reasonably be expected to have a material adverse effect on the business and affairs of Employer, (B) the Employee's disregard of lawful instructions of Employers Board of Directors consistent with Employee's position relating to the business of Employer or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of Employer, (C) engaging by the Employee in conduct that constitutes activity in competition with Employer, including any unapproved activities identified in section 8(c) of this Agreement; (D) the conviction of Employee for the commission of a felony; and/or (E) the habitual abuse of alcohol or controlled substances. Notwithstanding anything to the contrary in this Section 9(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from the Board advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (at least 10 days from the date Employee receives the notice from the Board) to correct the acts or omissions so complained of. In no event shall alleged incompetence of Employee in the performance of Employee's duties be deemed grounds for termination for Cause.

(ii) If Employer terminates Employee for Cause, both parties agree as follows:

(A) Before such termination shall become effective, the matter shall be submitted to a binding arbitration conducted at a location in San Jose, California to be determined by an arbitrator selected by the initiating party and in accordance with the then existing Rules of Practice and Procedure of the American Arbitration Association.

(B) The number of arbitrators shall be three; one selected by Employee, one selected by Employer, and one selected by the two selected arbitrators. Each arbitrator shall be impartial and independent and shall perform his or her duties with diligence and in good faith.

(C) Any party may be represented by counsel or other authorized representatives during the arbitration hearings. No party shall communicate ex parte with a selected or candidate arbitrator.

(D) The arbitrators shall, by majority decision, determine the fairness and validity of Employer’s reasons for terminating Employee for Cause and such determination shall be final and binding upon the parties. If the termination is determined to be invalid or unfair, Employer shall be deemed to have breached the Agreement and Section 10 of the Agreement shall apply.

(E) Each party shall bear its expenses, costs and attorney fees relating to the arbitration.

(F) Until such time as a final binding arbitration award is entered into, Employee shall be placed on administrative leave and shall continue to receive his full compensation (including salary, bonus, stock options and benefits) as if he remained an Employee of the Company.

(iii) This Agreement automatically shall terminate upon the death of Employee, except that Employee's estate shall be entitled to receive any amount accrued under Section 4(a).

5. Section 9(b)(i)(C) of the Employment Agreement is amended to read as follows:

(i) Employee shall have the right to terminate his employment under this Agreement upon 30 days’ notice to Employer given within 90 days following the occurrence of any of the following events (A) through (F) or within three years following the occurrence of event (G):

(C) Employer acts to change the geographic location of the performance of Employee’s duties from the Palm Beach County area. For purposes of this Agreement, the Palm Beach County area shall be deemed to be the area within 60 miles of Palm Beach County, Florida.

[ADDENDUM TO EMPLOYMENT AGREEMENT]

6. Section 9(b)(iii) of the Employment Agreement is amended to read as follows:

(iii) If Employee shall terminate this Agreement under Section 9(b)(i), Employee shall be entitled to receive twelve (12) months salary, at his then current yearly salary rate, (the “Severance Payment”), and Employer shall pay 100% of the C.O.B.R.A. premiums for twelve (12) monhts after such termination. Other than the Severance Payment and the payment of C.O.B.R.A. premiums described in this section 9(b)(iii), Employer shall have no further obligation to compensate Employee pursuant to Section 4 above. If Employee shall terminate this Agreement pursuant to Section 9(b)(ii), Employee shall not be entitled to the Severance Payment or any additional compensation as provided in Section 4.

All other terms and conditions of the Employment Agreement not affected hereby shall remain in effect as originally drafted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DOCUMENT CAPTURE TECHNOLOGIES, INC.		EMPLOYEE

By:	/s/ William Hawkins	/s/ David Clark
	William Hawkins	David Clark
President and Chief Operating Officer

[ADDENDUM TO EMPLOYMENT AGREEMENT]